PRESS RELEASE

NASDAQ SYMBOL:  MRGO

FOR IMMEDIATE RELEASE                     CONTACTS: Michael J. Spector Ext. 1055
---------------------                               Juan B. Medina Ext.  1033

                                                       Telephone: (787) 883-2570

Margo Caribe, Inc. Reports Fourth Quarter and 2003 Year End Results

Vega Alta, Puerto Rico; March 31, 2004 - Margo Caribe, Inc. and its subsidiaries (the "Company") reported operating results for the fourth quarter and twelve months ended December 31, 2003.

Fourth Quarter Results

Net sales for the fourth quarter of 2003 were $1,909,000 compared to net sales of $2,631,000 for the same period in 2002. This decrease was primarily due to the decrease in net sales in the plants and the landscaping segments by the amounts of $393,000 and $308,000, respectively.

Gross profit for the fourth quarter of 2003 was $127,000 compared to gross profit of $933,000 for the same period of 2002. Gross profit to net sales for the fourth quarter of 2003 was 6.6% compared with a gross profit to net sales of 35.4% for the same period of 2002. This decline is primarily due to a charge of $234,000 to reduce inventories to the lower of cost or market and a write-off of unsalable damaged inventory in the amount of $191,000.

Selling, general and administrative expenses for the fourth quarter of 2003, were $1,200,000 compared to $980,000 for the same period 2002. This increase is mainly attributable to an increase in the bad debt expense account of $169,000.

During the fourth quarter of 2003, the Company, charged $110,000 to write-off unsalable damaged inventory related to the consolidation of the operations previously carried out at our Barranquitas facility into our Vega Alta facility.

Net loss for the fourth quarter of 2003, was $1,112,000 or ($0.52) per diluted share compared with a net income of $428,000 or $0.20 per diluted share for the same period 2002.

Twelve Month Results

Net sales for the twelve months ended December 31, 2003, were $8,433,000 compared with $9,751,000 for the twelve months ended December 31, 2002. This decrease was mainly due to a reduction in sales within the landscaping segment of $1,127,000 and a reduction in sales of the plants segment of $587,000. These decreases were driven primarily by the slow development of new residential and commercial real estate projects in Puerto Rico in 2003. Although there was an overall decrease in plant material sales, sales to major chain stores remained strong. Total sales to major chain stores for the twelve months ended December 31, 2003, were $4,934,000, compared to $4,712,000 for the twelve months ended December 31, 2002.

Gross profit for the twelve months ended December 31, 2003, was $6,055,000 compared with $5,875,000 for the twelve months ended December 31, 2002. Gross profit to net sales for the twelve months ended December 31, 2003, was 71.8% compared with gross profit to net sales of 60.3% for the twelve months ended December 31, 2002. This decline is primarily due to a charge of $234,000 taken during the fourth quarter of 2003 to reduce inventories to the lower of cost or market and a write-off taken during the fourth quarter of 2003 of unsalable damaged inventory by the amount of $191,000.

Selling, general and administrative expenses for the twelve months ended December 31, 2003, were $3,822,000 compared to $3,478,000 for the same period 2002. This increase is mainly attributable to the bad debt expense of $201,000 for the twelve months ended December 31, 2003, compared to a bad debt expense of $121,000 for the twelve months ended December 31, 2002. Also, an increase in professional services of $89,000 mainly due to the contracting of business consulting services and legal expenses related to corporate and labor issues.

During the twelve months ended December 31, 2003, the Company incurred in costs $254,000 related to consolidating the nursery facilities.

Net loss for the twelve months ended December 31, 2003, was $1,492,000 or ($0.71) per diluted share compared with a net income of $852,000 or $0.41 per diluted share for the same period 2002.

Chairman of the Board, President and CEO Highlights

The Chairman of the Board, President and CEO, Michael J. Spector, stated, "that although the results for 2003 were extremely disappointing the Company believes that it has addressed most, if not, all of the problem areas during the fourth quarter of 2003 and we are extremely optimistic about the upcoming fiscal year, as we move forward."

Since August, 2003, the Company has made several important management changes which include:

1. Mr. Spector, the Founder and Chairman of the Board has once again assumed the position of President and taken over the day-to-day operations of the Company.

2. The Company has appointed Juan B. Medina as our Senior Vice President of Finance and Chief Financial Officer.

3. The former Chief Financial Officer and Controller has resigned, and Leida Rivera has become our new Controller.

4. The Company has appointed Agronomist Luis M. Torres to the new position of Vice President-Margo Farms del Caribe, Inc. and is responsible for the day-to-day management of the Company's nursery businesses in Vega Alta and Salinas, Puerto Rico.

5. Agronomist David Burgos, former Manager of Margo Flora, Inc. in Barranquitas facilities and interim General Manager of Margo Landscaping and Design, Inc. has become the new General Manager of Margo Farms del Caribe, Inc. in Vega Alta.

6. Agronomist Jasmine Lopez, former head grower of Margo Farms del Caribe, Inc., in Vega Alta, has become General Manager of Margo Landscaping and Design, Inc.

In addition, the Company has recently completed the construction of a new 124,000 square foot green house and 112,000 square foot shade house. These new and expanded growing areas will allow us to once again increase our production and sales of live goods that declined during the last half of fiscal year 2003 and the beginning of 2004 due to the closure of our Barranquitas facility, with new high quality plant material and improving margins. Also, the Company has almost completed the expansion of a new shipping and receiving area that will include 14 additional loading docks. The new loading docks and the newly constructed shipping/receiving area will allow us to improve our efficiency and handle a greater volume of goods with less overhead. The consolidation of the operations previously carried out at our Barranquitas facility into our Vega Alta facility should also produce cost savings.

Margo Salinas, a joint venture in which the Company has a one-third equity interest, had an excellent year in 2003 reporting $730,000 in revenues and $227,000 in net income. Base on current trends, we expect Margo Salina's revenues in 2004 to double and profits to triple.

Rain Forest Garden Products sales have continued to grow at a double digit rate and during the first quarter of 2004, we introduced our new line of Rain Forest mulch and bark products. Sales have been strong and it appears that the consumer likes our new packaging. During the second quarter of 2004, we will begin the introduction of our new packaging for our potting soil line, with bi-lingual labels and instructions in English and Spanish. The Rain Forest product line is currently being featured by most of the major chains in Puerto Rico, including The Home Depot and Wal*Mart International, as well as, leading garden centers.

Margo Development, Inc. is currently seekng the required permits to develop a low cost housing development consisting of approximately 425 houses in Arecibo, Puerto Rico. The Company expects to receive final approval from the Puerto Rico Planning Board during the second quarter of 2004 and could begin construction, subject to financing and the obtaining of all necessary permits as early as the fourth quarter of 2004.

Management continues to focus on costs and sales, as well as gross margins. Demands for our products continue to grow as retail sales are improving and the construction industry is once again growing.

About Margo Caribe

Margo Caribe, Inc. and its subsidiaries (collectively, the "Company") are in the business of growing, distributing and installing tropical plants and trees. The Company is also engaged in the manufacturing and distribution of its own line ("Rain Forest") of planting media and aggregates, the distribution of lawn and garden products and also provides landscaping design and installation services. In addition, the Company has a participation in a joint venture in a sod and tree farm in Salinas, Puerto Rico. Furthermore, beginning in 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico and Mexico. The Company's real estate development division is currently seeking the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

Forward Looking Statements

When used in this press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be", "will allow", "intends to", "will likely result", "expect" "are expected to", "will continue", "is anticipated", "believes", "estimate", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstance after the date of such statements.

                                  MARGO CARIBE, INC. AND SUBSIDIARIES
                               Summary of Consolidated Financial Results

-----------------------------------------------------------------------------------------------------
                    Three months ended    Three months ended  Twelve months ended Twelve months ended
                     December 31, 2003     December 31, 2002   December 31, 2003   December 31, 2002
                        (Unaudited)           (Unaudited)          (Audited)           (Audited)
-----------------------------------------------------------------------------------------------------
Net sales                 $1,909,000          $2,631,000           $8,433,000          $9,751,000
-----------------------------------------------------------------------------------------------------
Net (loss) income        ($1,112,000)           $428,000          ($1,492,000)           $852,000
-----------------------------------------------------------------------------------------------------
Net (loss) income
diluted per share             ($0.52)              $0.20               ($0.71)              $0.41
-----------------------------------------------------------------------------------------------------
Weighted average
number of common
shares                     2,111,499           2,114,245            2,111,499           2,114,245
-----------------------------------------------------------------------------------------------------